Exhibit(a)(1)(H)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED AUGUST 5, 2005 AND THE RELATED LETTER OF TRANSMITTAL, AND ANY AMENDMENTS, SUPPLEMENTS OR OTHER MODIFICATIONS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. PURCHASER IS NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATUTE. IF PURCHASER BECOMES AWARE OF ANY VALID STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, PURCHASER CANNOT COMPLY WITH SUCH STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

NOTICE OF OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

NSTOR TECHNOLOGIES, INC.

AT

$0.105 NET PER SHARE

BY

NORMANDY ACQUISITION CORPORATION,

AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

XYRATEX LTD

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 2, 2005, UNLESS THE OFFER IS EXTENDED.

Normandy Acquisition Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Xyratex Ltd, a Bermuda corporation (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.05 per share (the “Shares”), of nStor Technologies, Inc., a Delaware corporation (the “Company”), at a price of $0.105 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 5, 2005 (the “Offer to Purchase”) and in the related Letter of Transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”). Purchaser is offering to acquire the Shares as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, Purchaser intends to effect the Proposed Merger described below.

THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST 88.1% OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON THE DATE OF PURCHASE (THE “MINIMUM CONDITION”). THE OFFER IS SUBJECT TO OTHER CONDITIONS DESCRIBED IN “THE OFFER—CONDITIONS TO THE OFFER” OF THE OFFER TO PURCHASE.

The conditions to the Offer may be waived, in whole or in part, by Parent or Purchaser, in its reasonable discretion, any time and from time to time, in the case of any Shares tendered. The offer is not subject to any financing condition.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 27, 2005 (the “Merger Agreement”), among the Company, Parent and Purchaser. The Merger Agreement provides that, as soon as practicable following consummation of the Offer, Purchaser will be merged with and into the Company (the “Proposed Merger”) with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Proposed Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares held by Parent, Purchaser, any wholly owned subsidiary of Parent or Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, all of which will be canceled and retired and shall cease to exist, and Shares held by the Company’s stockholders, if any, who properly exercise their appraisal rights under the Delaware General Corporation Law) will be cancelled and retired and shall be converted into the right to receive $0.105 per share in cash, net without interest. The purpose of the Offer is for Purchaser to acquire no less than 88.1% of the Shares as the first step in Parent acquiring the entire equity interest in the Company. The purpose of the Proposed Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer.

The Proposed Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied and Purchaser acquires Shares pursuant to the Offer, Purchaser would have sufficient voting power to approve the Proposed Merger without the affirmative vote of any other stockholder of the Company. In addition, in order to facilitate a short-form merger following the completion of the Offer, if the Minimum Condition is met and Purchaser accepts for payment pursuant to the Offer at least 88.1% but less than 90% of the Shares then outstanding, Purchaser has agreed to purchase, and the Company has agreed to sell to Purchaser, additional Shares equal to an amount that, when added to the Shares that Purchaser already owns at the time the option is exercised, will constitute one Share more than 90% of the Shares then outstanding (assuming the exercise of all exercisable options to purchase Shares with an exercise price less than $0.105 per share), at a price of $0.105 per Share. The Company has also agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purpose of considering and taking action upon the Proposed Merger and the Merger Agreement. Purchaser will vote all Shares that it acquires in the Offer in favor of the approval and adoption of the Merger Agreement. The Merger Agreement is more fully described in the Offer to Purchase.

THE COMPANY’S BOARD OF DIRECTORS (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE PROPOSED MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE HOLDERS OF SHARES, (2) APPROVED AND DECLARED THE ADVISABILITY OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE PROPOSED MERGER AND (3) RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER.

As a condition to and an inducement for Parent and Purchaser entering into the Merger Agreement, three of the Company’s largest stockholders, Barry S. Halperin, H. Irwin Levy and Bernard Marden (each a “Significant Stockholder”), have entered into Tender and Stockholder Support Agreements with Parent and Purchaser pursuant to which the Significant Stockholders have, subject to certain limitations, (i) agreed to tender approximately 37.5% of the issued and outstanding Shares into the Offer, (ii) agreed not to withdraw any Shares tendered in the Offer, (iii) agreed to vote such tendered Shares in favor of the Proposed Merger and Merger Agreement and against any acquisition proposal other than the Proposed Merger and (iv) granted to certain officers or directors of Parent an irrevocable proxy to vote such Shares in favor of the Proposed Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

To tender Shares, the tendering stockholder must deliver the certificates representing the Shares to be tendered together with a completed Letter of Transmittal to Computershare Trust Company of New York, the depositary for the Offer (the “Depositary”), not later than the time the Offer expires. If the Shares are held in “street name” by the tendering stockholder’s broker, dealer, commercial bank, trust company or other nominee, such nominee can tender the Shares through The Depository Trust Company. If the tendering stockholder cannot deliver everything required to make a valid tender to the Depositary prior to the expiration date of the Offer, the tendering stockholder may still be able to tender the Shares for a limited amount of additional time by having a broker, bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three American Stock Exchange trading days after the expiration of the Offer. However, the Depositary must receive the missing items within that three trading day period. For additional information, see “The Offer—Procedure for Tendering Shares” of the Offer to Purchase.

For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice of its acceptance to the Depositary. Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as agent for all tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), (2) a properly completed and duly executed Letter of Transmittal and (3) any other required documents. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

Subject to the terms of the Merger Agreement and applicable law, if, at any Expiration Date (as defined in “The Offer—Terms of the Offer; Expiration Date” of the Offer to Purchase), any of the conditions to the Offer are not satisfied or waived by Parent or Purchaser, Purchaser may, but shall not be required to, extend the Offer. Any extension will be followed as promptly as practicable by public announcement to be made no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of all the conditions to the Offer as of any Expiration Date, Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as reasonably practicable after such Expiration Date.

Tendering stockholders who are record owners of their Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or other nominee should consult such institution as to whether any charges will apply. Purchaser will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc., which is acting as the information agent (the “Information Agent”), incurred in connection with the Offer.

The receipt of cash consideration in the Offer or Proposed Merger will be a taxable transaction for United States federal income tax purposes.

Purchaser does not currently intend to include a subsequent offering period in the Offer, although it reserves the right to do so. Pursuant to Rule 14d-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Purchaser will not offer withdrawal rights during a subsequent offering period to Shares tendered during a subsequent offering period or to Shares tendered in the Offer and accepted for payment. Purchaser will pay the same consideration to stockholders tendering Shares in the Offer or in a subsequent offering period, if it includes one.

Tendering stockholders may withdraw tenders of Shares made pursuant to the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after October 4, 2005 unless such Shares are accepted for payment as provided in the Offer to Purchase. If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares pursuant to the Offer for any reason, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, on Purchaser’s behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in the Offer to Purchase. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

To withdraw tendered Shares, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Guarantor Institution) signatures guaranteed by an Eligible Guarantor Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in “The Offer—Procedure for Tendering Shares” of the Offer to Purchase at any time prior to the Expiration Date.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination shall be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The Company has provided Purchaser with, or caused to be provided to Purchaser, the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Offer to Purchase and is incorporated herein by reference.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance or for copies of the Offer to Purchase, the related Letter of Transmittal, and other related materials, may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser’s expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

August 5, 2005